Exhibit 10.13

AMENDMENT

TO

VARIABLE DEFERRED COMPENSATION PLAN FOR EXECUTIVES

This Amendment of the Plan is adopted to reflect that as of June 5, 2002, the Company converted its legal status from that of a Delaware limited partnership, into a Florida limited partnership, by merging with a newly formed Florida limited partnership, Universal City Development Partners, Ltd., which was the surviving entity of the merger.

Accordingly, effective June 5, 2002, Section 2.9 of the Plan is revised to read as follows:

Section 2.9. Company. “Company” means Universal City Development Partners, Ltd., d/b/a Universal Orlando, and, during the period in which each of them previously existed separately, also means Universal City Florida Partners and Universal City Development Partners, LP.

EXECUTED AT Orlando, Florida, this 9th day of June, 2003.

By:	/s/ John Sprouls
Title:	Executive Vice President, HR